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                                                                    EXHIBIT 10.k

                                FIRST AMENDMENT
                                       TO
                       STOCK PURCHASE AND SALE AGREEMENT

     THIS FIRST AMENDMENT, dated as of the 31st day of May, 1995, is entered into by and between First Financial Management Corporation, a Georgia corporation ("FFMC"), MicroBilt Corporation, a Georgia corporation wholly owned by FFMC ("MicroBilt") (FFMC and MicroBilt are individually referred to as a "Seller" and collectively referred to as "Sellers"), and C.I.S. Technologies, Inc., a Delaware Corporation ("Purchaser"),

                                   RECITALS:

     Sellers and Purchaser are parties to that certain Stock Purchase and Sale Agreement dated as of May 11, 1995 (the "Stock Purchase Agreement") pursuant to which MicroBilt has agreed to sell to Purchaser and Purchaser has agreed to purchase from MicroBilt all of MicroBilt's right, title and interest in the HCCI Common Stock. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement. Purchaser and Sellers desire to modify and amend the Stock Purchase Agreement to provide for certain changes in the exhibits thereto, and for certain other purposes as are set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, the parties hereto do hereby agree as follows:

1. Section 2 of the Stock Purchase Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     2. CONSIDERATION. The consideration to be paid by the Purchaser to Sellers for the HCCI Common Stock and the Noncompete Agreement referred to in Section 3.2 below, shall consist of $10.0 million in cash (the "Cash Consideration") which shall be paid by the Purchaser to FFMC at the Closing (defined below) in immediately available funds, and Purchaser's guaranty of the Company's intercompany payable to FFMC in the amount of $5.0 million, which liability, upon Closing, shall be evidenced by the Company's Promissory Note to FFMC in the form attached hereto as Exhibit "A-1;" said note (the "HCCI Note") to be guaranteed by Purchaser and secured by a pledge of the HCCI Common Stock and a second security interest (inferior to a first and primary security interest in favor of General Electric Capital Corporation ("GECC")) in the Company's accounts receivable, pursuant to a Corporate Guaranty, a Pledge Agreement and an Accounts Security Agreement in the forms attached hereto as Exhibits A-2, A-3 and A-4 respectively.

2. Exhibits A-1, A-3 and A-4 of the Stock Purchase Agreement are deleted in their entirety, and Exhibits A-1, A-3 and A-4 attached hereto are inserted in lieu thereof.

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3.  Section 4.3 of the Stock Purchase Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     "4.3 ACCOUNTING EFFECTIVE DATE. The effective date of the consummation of the transactions contemplated in this Agreement for accounting purposes shall be deemed to be the close of business on May 31, 1995 (the "Accounting Effective Date").

4. Section 8.10 of the Stock Purchase Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     8.10 TERMINATION OF RELATED PARTY ARRANGEMENTS AND TRANSACTIONS. Prior to or concurrently with the Closing, the Sellers will (and will see to it that their Affiliates) terminate all ongoing arrangements and transactions with the Company, including intercompany receivables and payables and any other amounts due the Sellers or them from, or payable by the Sellers or them to, the Company; provided however that the arrangement pursuant to which MicroBilt furnishes telecommunications services to the Company through MCI shall continue through June 9, 1995 and the Company shall pay MicroBilt, when invoiced, for such services for the period commencing on May 1, 1995. Such ongoing arrangements and transaction may be so terminated by means of any combination of payments of amounts owing to or from the Company, contributions to the capital of the Company, mutual releases, lawful dividends from the Company or otherwise, to the end that, as of May 1, 1995, the intercompany payable account shall equal $5.0 million, which amount shall be evidenced by, and payable in accordance with the terms of, the HCCI Note. Activity in the intercompany payable account from May 1, 1995 to the Effective Time will consist solely of cash receipts and payment activity for the Company recorded and maintained in FFMC's master cash accounts and billings for intercorporate services performed in the ordinary course of business and in accordance with arrangements in existence as of the date of this Agreement. Activity in the intercompany account after May 1, 1995 shall be settled as soon as practicable after closing by payments between Purchaser and Seller.

5.  Section 8.13 of the Stock Purchase Agreement is amended as follows:

    a. Section 8.13(c) is deleted in its entirety and the following
       Section 8.13(c) is inserted in lieu thereof:

       The Company shall not grant any bonus to any employee or any increase in the rates of salaries or compensation of its employees, except in accordance with Purchaser's personnel practices.

    b. The following language is added to Section 8.13, immediately following Section 8.13(m):

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          Notwithstanding anything to the contrary contained in this Section
          8.13, nothing in this Section shall prohibit the (i) Company or Purchaser from entering into and performing its obligations under the Accounts Security Agreement or the Pledge Agreement in favor of GECC, respectively (as each such term is defined in the Credit Agreement, as amended, dated as of October 15, 1994, by and among Purchaser, C.I.S., Inc., Hospital Billing Analysis, Inc. and GECC (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement")) and the granting in favor of GECC of the liens on the Company's accounts receivable, cash, bank accounts and proceeds thereof as more fully described therein, (ii) Company from becoming a party to and performing its obligations under the Concentration Account Agreement and the Lockbox Account Agreement (as each such term is defined in the Credit Agreement) pursuant to the Joinder Agreement (as defined in the First Amendment to Credit Agreement dated May 31,
          1995), (iii) Company from making intercompany loans and advances to Purchaser or its subsidiaries (including, without limitation, as a result of the daily sweep of the Company's cash and application to the obligations under the Credit Agreement pursuant to the Lockbox Account Agreement, the Concentration Account Agreement and the Credit Agreement), or (iv) Company from otherwise abiding by the terms of the Loan Documents (as defined in the Credit Agreement).

          For the purposes of this Section 8.13, it is understood and agreed that the phrase "in the ordinary course of its business" or "in the ordinary course," as the case may be, shall be deemed to include the ordinary course of business of Purchaser and its subsidiaries (including, without limitation, the Company).

6. Section 9.2(e) of the Stock Purchase Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     (e) The Sellers shall have been furnished with a certificate dated the Closing Date executed by an officer of CIS to the effect that (i) he or she is familiar with the provisions of this Agreement and (ii) to the best of his knowledge the conditions specified in this Section 9.2 have been satisfied.

7.  Section 12 of the Stock Purchase Agreement is amended as follows:

     a. Section 12.1 is deleted in its entirety and the following is inserted in lieu thereof:

          12.1 INDEMNIFICATION BY THE SELLERS. Subject to the provisions of this Section 12, all representations, warranties, covenants and agreements of the Sellers in this Agreement shall survive the Closing and the Sellers shall, jointly and severally, defend, indemnify and hold harmless the Purchaser in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses, including, without limitation, settlement costs and any legal or other expenses for

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          investigating, bringing or defending any actions or threatened actions
          (collectively the "Costs" which, for purposes of indemnification of the Purchaser by the Sellers pursuant to this Section 12, and assuming the Closing occurs, include all Costs which indirectly impact the Purchaser as a result of their direct impact upon the Company), incurred or suffered by the Seller (or the Company), to the extent not covered by insurance, resulting from any breach of any representation, warranty, covenant, agreement or obligation made by the Sellers in this Agreement or in any schedule, exhibit, certificate or other instrument pursuant hereto; or resulting from that certain judgment in the amount of $224,939 filed January 10, 1990 in the Dallas, Texas District Court, #8713560A, styled Libra Systems, Inc. v. Hospital Cost Consultants, Inc. (the Libra Judgment").

          b. Section 12.2 is deleted in its entirety and the following is inserted in lieu thereof:

             Subject to the provisions of this Section 12, all representations, warranties, covenants and agreements of the Purchaser in this Agreement shall survive the Closing and the Purchaser shall defend, indemnify and hold harmless the Sellers in respect of any and all Costs incurred or suffered by the Sellers resulting from any breach of any representation, warranty, covenant, agreement or obligation made by the Purchaser in this Agreement, or in any schedule, exhibit, certificate or other instrument pursuant hereto. In addition, Purchaser shall defend, indemnify and hold harmless FFMC in respect of any and all Costs incurred or suffered by FFMC pursuant to its guaranty of the Pleasanton lease (the "Lease Guaranty").

          c. Section 12.3(c) is deleted in its entirety and the following is inserted in lieu thereof:

             No claim shall be made against the Sellers for indemnification for any breach of a representation or warranty contained in this Agreement or in any schedule, exhibit, certificate or other instrument delivered pursuant hereto unless and until the aggregate Costs exceed $100,000 in which event the Indemnifying Party shall be liable for all losses not previously included in such $100,000 cushion, up to the liability cap set forth in Section 12.3(d) below; provided, however, that the $100,000 cushion shall not apply to any breach of a representation or warranty contained in Sections
             6.1 through 6.5, 6.7, 6.15 or 6.21, or any covenant contained in Sections 11.1, 11.2, 11.3 or 11.7, to the Sellers' indemnification in respect of the Libra Judgment, as set forth in Section 12.1 or to Purchaser's indemnification in respect of the Lease Guaranty, as set forth in Section 12.2; and provided further that no claim shall be made against Sellers for breach of the representations and warranties set forth in Section 6.11(b) unless and until the aggregate Costs in respect of such breach exceed the sum of (i) $150,000.00 plus (ii) the amount of the $100,000.00 cushion that has not previously been applied to Costs for which Sellers are liable pursuant to this Section 12.3.

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          d.  Section 12.4 is deleted in its entirety and the following is inserted in lieu thereof:

          The party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") a written notice ("Notice of Claim") within sixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Section 12 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period or relieve the Indemnifying Party from any liability hereunder unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief that there is a valid basis for such claim, the Indemnified Party may give written notice (a "Notice of Possible Claim") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. A party shall have no liability under this Section 12 for breach of a representation or warranty contained in Articles 6 or 7 unless a Notice of Claim or Notice of Possible Claim is delivered by the Indemnified Party prior to the eighteen (18) month anniversary of the Effective Time; provided, however, that as to any liability arising pursuant to Sections 6.1 through 6.5, 6.7, 6.15, 6.21, 6.22 or
          6.26 or any liability in respect of the Libra Judgment, any Notice of Claim must be delivered by the Indemnified Party not later than ninety
          (90) business days after the expiration of the applicable statute of limitations, or, with respect to Taxes, any extensions or tolling thereof; provided further that a Notice of Claim relating to Purchaser's indemnification of FFMC in respect of the Lease Guaranty may be given at any time. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

8. Except as expressly modified by this Amendment, the Stock Purchase Agreement remains unmodified and in full force and effect.

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EXECUTED AND DELIVERED as of the 31st day of May, 1995.


PURCHASER:

C.I.S. TECHNOLOGIES, INC.


By:   /s/ Phillip D. Kurtz
     ------------------------
Name:     Phillip D. Kurtz
     ------------------------
Title:    Chairman and CEO
        -------------------


SELLERS:

FIRST FINANCIAL MANAGEMENT CORPORATION


By:     /s/ Stephen D. Kane
   ----------------------------
Name:       Stephen D. Kane
     --------------------------
Title:      Vice Chairman
      -------------------------

MICROBILT CORPORATION


By:    /s/ Michael H. Pope
   -------------------------
Name:  Michael H. Pope
     -----------------------
Title: Senior Vice President
       ---------------------


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Exhibits to the First Amendment to Stock Purchase and Sale Agreement have been deleted because they are substantially similar to documents filed herewith as material contracts. All schedules to the amendment have been omitted as immaterial.

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